As filed with the Securities and Exchange Commission on August 12, 2002
                                               Registration No. 333-87256
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                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                           AMENDMENT NO. 1 TO
                                FORM S-2
                         REGISTRATION STATEMENT
                                under the
                         SECURITIES ACT OF 1933

                     GLOBAL WATER TECHNOLOGIES, INC.
                     -------------------------------
         (Exact name of registrant as specified in its charter)

       Delaware                   1799                   84-1148204
       --------                   ----                   ----------
(State or jurisdiction     (Primary Standard          (I.R.S. Employer
  of incorporation or  Industrial Classification   Identification Number)
     organization)            Code Number)

                     Global Water Technologies, Inc.
                       1767 Denver West Boulevard
                         Golden, Colorado 80401
                             (303) 215-1100
    (Address and telephone number of principal executive offices and principal place of business)

                             George A. Kast
                     Global Water Technologies, Inc.
                       1767 Denver West Boulevard
                         Golden, Colorado 80401
                             (303) 215-1100
        (Name, address and telephone number of agent for service)

                    COPIES OF ALL COMMUNICATIONS TO:
                        D. Elizabeth Wills, Esq.
                     Rothgerber Johnson & Lyons LLP
                   1200 Seventeenth Street, Suite 3000
                         Denver, Colorado 80202
                             (303) 628-9525
                           (303) 623-9222 FAX




                  WITHDRAWAL OF REGISTRATION STATEMENT

     Global Water Technologies, Inc. hereby withdraws the Registration Statement on Form S-2, filed on April 30, 2002.

                               SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on August 9, 2002.

                              GLOBAL WATER TECHNOLOGIES, INC.


Date: August 9, 2002          By:  /s/ George A. Kast
                                 ----------------------------
                                 George A. Kast, Chief
                                 Executive Officer and Director

In accordance with the requirements of the Securities Exchange Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signatures             Title                              Date
----------             -----                              ----

/s/ George A. Kast     Chief Executive Officer            August 9, 2002
---------------------- (Principal Executive Officer) and
George A. Kast         Chairman of the Board

/s/ Steven B. Rash     President and Chief Financial      August 9, 2002
---------------------- Officer (Principal Financial and
Steven B. Rash         Accounting Officer)

/s/ Michael A. Kast    Director                           August 9, 2002
----------------------
Michael A. Kast

/s/ Robert L. Koch     Director                           August 12, 2002
----------------------
Robert L. Koch

/s/ G. Edward Powell   Director                           August 9, 2002
----------------------
G. Edward Powell

                       Director                           August __, 2002
----------------------
Thomas M. Matthews